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Attachment to the Minutes of the Extraordinary General Shareholders Meeting and
Special Preferred Shareholders Meeting of TAM S.A. held on May 16, 2005

                                    BYLAWS OF
                                    TAM S.A.
                        CHAPTER I. - NAME, HEAD QUARTERS,
                         JURISDICTION, PURPOSE AND TERM

Article 1 - TAM S.A. is a public company governed by these Bylaws and by the applicable legislation.

Article 2 - The Company is headquartered and has jurisdiction in the Municipality of Sao Paulo, state of Sao Paulo, while branches, offices and other facilities may be opened or closed in other places in Brazil or abroad, upon a resolution issued by the Board of Directors.

Article 3 - The Company's purpose is to participate, as a shareholder or quota holder, in companies that offer regular air transportation services domestically and internationally, and other activities related, connected or complementary to regular air transportation, pursuant to the conditions specified in the concessions granted by the appropriate authority.

Sole Paragraph - The Company's purpose includes, in particular, its being the majority shareholder in the voting capital of TAM Linhas Aereas S.A., and the sale of this majority shareholding to third parties will be considered a change to the company's purpose, for the purposes of the shareholders exercising their right to withdrawal, understanding, herein, the sale of majority shareholding control of the voting capital to mean an onerous assignment of ownership of shares representing 50% (fifty percent) plus one share with a right to vote issued by TAM Linhas Aereas S.A., abiding by the following:-

     I. Cases of dilution of shareholdings in TAM Linhas Aereas S.A. are not included in the hypothesis of this sole paragraph, and do not grant the right to withdrawal, when they result from: (i) an increase to paid-in capital; (ii) a merger; (iii) an incorporation; and (iv) a spin-off, if the equity spun-off is for a company whose core business coincides with the purpose of TAM Linhas Aereas S.A. and of which the Company is a part; and-

     II. The value of the reimbursement of the shares will be stipulated based on their economic value, calculated pursuant to law.

Article 4 - The Company will remain in existence for an unspecified period of time.

                      CHAPTER II - CAPITAL STOCK AND SHARES

Article 5 - The subscribed, paid-in capital stock totals R$ 120,749,639.66 (one hundred twenty million, seven hundred forty-nine thousand, six hundred thirty-nine reais and sixty-six centavos) divided into 122,729,342 (one hundred twenty-two million, seven hundred twenty-nine thousand, three hundred forty-two) shares, of which 59,816,248 (fifty-nine million, eight hundred sixteen thousand, two hundred forty-eight) are ordinary shares and 62,913,094 (sixty-two million, nine hundred thirteen thousand and ninety-four) are preferred shares, all nominative, without nominal value and indivisible with respect to the Company.

Article 6 - The Company is authorized to increase the capital stock up to a limit of R$ 1,200,000,000.00 (one billion, two hundred million reais), irrespective of changes to the Bylaws, issuing ordinary or preferred shares, upon a decision from the Board of Directors, which will set the conditions for the issue, including price and deadline for paying in.

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Paragraph One - The shareholders will have preference in the subscription of capital increases for 30 (thirty) days from the date of publication of the resolution related to increasing the capital, abiding by Paragraph Two of this article.

Paragraph Two - Under the terms of Article 172 of Law 6.404/76, and as the Board of Directors deems fit, the preemptive right may be excluded, or the term for exercising it reduced, upon the issue of shares, subscription bonds, debentures or other securities that can be converted into shares whose placement is done by
(a) sale on a stock exchange or public subscription, or (b) exchange for shares in a public offering of acquisition of control, pursuant to the terms set forth by law.

Paragraph Three - Within the limit of authorized capital, an option to buyback shares may be granted to the Company's management or employees and those of its full subsidiaries and companies under its control, or to individuals who provide services to these companies, in accordance with the plan approved by the General Shareholders Meeting.

Paragraph Four - The Company's increase to capital can include one or more types or classes of shares, without maintaining the proportion between the shares of each type or class, abiding, for preferred shares, the maximum limit set forth by law.

Article 7 - Each ordinary share corresponds to one vote in the resolutions adopted by the Company in a general shareholders meeting.

Article 8 - Preferred shares do not have a right to vote in the General Shareholder Meetings' resolutions, except on issues specified in Paragraph One below, and the following preferences and advantages are guaranteed for these shares:-

     (a) priority in the reimbursement of capital, without a premium, if the Company is liquidated; and-

     (b) the right to be included in a public offering as a result of sale of the Company's shareholding control, under the terms of Chapter IX of these Bylaws, at the same price paid per ordinary share of the controlling block; and-

     (c)  dividends at least equal to the dividend of the ordinary shares.

Paragraph One - With the admission of the Company to the Level 2 of Corporate Governance of the Sao Paulo Stock Exchange - BOVESPA, the preferred shares will have the right to vote on any of the resolutions of the General Shareholders Meetings regarding:-

     (a) transformation, incorporation, spin-offs and mergers directly involving the Company; -

     (b) approval of contracts between the Company and the Majority Shareholder, directly or through third parties, as well as other companies in which the Majority Shareholder has an interest, whenever, by law or Article of Incorporation, they are discussed in the General Shareholders Meeting;-

     (c) evaluation of assets for paying in an increase of the Company's capital stock;-

     (d) appointment of an expert company to evaluate the economic value of the shares issued by the Company, in the cases set forth in Article 42 of these Bylaws;-

     (e)  changes to the Company's purpose; and-

     (f) alteration or revocation of parts of these Bylaws that result in the Company's noncompliance with the requirements set forth in Section IV, item 4.1 of the Best Corporate Governance Practices Regulation - Level 2, created by the Sao Paulo Stock Exchange - BOVESPA, provided that this right to vote prevails as long as the Adoption of Best Corporate Governance Practices Agreement - Level 2 is in force.

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Paragraph Two - The shareholders, at any time, may convert ordinary shares into preferred shares, at a ratio of 1 (one) ordinary share for 1 (one) preferred share, provided that they are paid-in and within the legal limit. Conversion orders must be sent in writing to the Executive Management. Conversion orders received and accepted by the Executive Management must be approved in the first meeting held by the Board of Directors.

Article 9 - The Company may issue warrants, multiple securities or certificates that represent simple or multiple shares, which must be signed jointly by 2
(two) officers, one of whom, necessarily, must be the Chief Executive Officer.

Article 10 - The Company can keep its shares, or part of them, in bank accounts, in the name of their holders, without issuing certificates, at financial institutions authorized by the Securities and Exchange Commission to provide share-registration services.

Sole paragraph - The financial institution where registered shares have been deposited is authorized to charge the shareholder the cost of the ownership-transfer service of said shares, abiding by the maximum limits set by the Securities and Exchange Commission.

Article 11 - Dividends and cash bonuses will be paid to the shareholders within the fiscal year in which they have been declared, within 60 (sixty) days, from the) date of their declaration, unless decided otherwise during a General Shareholders Meeting.

Article 12 - The Company is prohibited from issuing profit-sharing securities.

                      CHAPTER III - SHAREHOLDERS AGREEMENT

Article 13 - The Company must always abide by the shareholders agreement regarding the transfer of shares, the right of subscription, the preemptive right or the exercise of the right to vote, whenever filed at its headquarters, allowing the: (a) Board of Directors and the Executive Management to deny the registration of any transfer of shares that violates the agreement in question; and (b) the Chair of the General Shareholders Meeting, the Chair of the Board of Directors or whomever presides over the Company's deliberative body not to consider any vote in violation of the agreement in question.

Paragraph One - The commitments assumed or onus created in said shareholder agreements will only be valid against third parties and administrators after they have been duly registered in the record books and on the share certificates, if any have been issued.

Paragraph Two - Any transfer or subscription of the Company's shares, for any reason or purpose, which is not done in accordance with this article, will be considered null and void, and the offending shareholder will be subject to the penalties set forth in Article 120 of Law number 6.404, from 12/15/1976.

Paragraph Three - Upon signing their respective Deeds of Installment, the Company's executives must recognize and ratify their obligation to comply with the clauses set forth by law, in these Bylaws and in the Shareholders Agreements filed at the company's headquarters in terms of exercising control over the Company, number of people required to create and discuss a general shareholders meeting, at meetings of the Board of Directors, or meetings of the Company's collective bodies, as well as in terms of restrictions on the free trading of shares.

                    CHAPTER IV - GENERAL SHAREHOLDERS MEETING

Article 14. - Ordinary General Shareholders Meetings will be held annually within 4 (four) months after the end of the fiscal year, and, exceptionally, when company interests so require, abiding by the legal requirements related to calling, setting up, deliberations and pertinent legal statutes of limitation.

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Paragraph One - A general shareholders meeting will be set up and presided over by the Chair of the Board of Directors, or by the Vice Chair in the Chair's absence, in conformity with these Bylaws. In the absence of both people, any other member of the Board of Directors may set up a meeting, and, in this case, the shareholders present may elect a Chair of the meeting, who, for his/her part, will appoint a secretary.

Paragraph Two - The general shareholders meeting must be called through a notice published at least 15 (fifteen) days prior to the meeting, for the first call, and at least 8 (eight) days prior for the second call.

Paragraph Three - All of the documents to be analyzed or discussed in the general shareholders meeting will be available to the shareholders on the Sao Paulo Stock Exchange - BOVESPA, as well as at the company's headquarters, as of the date of publication of the first call referred to in the previous paragraph.

Paragraph Four - Without limitation to current legislation, it will be exclusively up to the Company's Extraordinary General Shareholders Meeting to discuss the issues mentioned in lines (a), (c), (d), (e) and (f) of Paragraph One of Article 8 of these Bylaws, based on the Board of Directors' proposal.

Article 15 - Only shareholders whose names have been registered in the Share Registration Book no later than 24 (twenty-four) hours prior to the date scheduled for the ordinary general shareholders meeting may participate in it.

                           CHAPTER V - ADMINISTRATION
                            SECTION I - MISCELLANEOUS

Article 16 - The Company is administered by a Board of Directors and an Executive Management Board.

Paragraph One - The administrators formally assume their positions upon the signing of an investiture form in the corresponding book, and they remain at their functions until the election and assumption of their substitutes.

Paragraph Two - With the admission of the Company into the Second Level of the Best Corporate Governance Practices of BOVESPA, the investiture of administrators and members of the Fiscal Council, if installed, will require the execution, respectively of the Administrators Consent Form and of the Fiscal Council Members Consent Form. The administrators and members of the Fiscal Council should, further, immediately after assuming their position, communicate to BOVESPA the quantity and characteristics of the securities issued by the Company that they directly or indirectly hold, including their derivatives.

Paragraph Three - With the admission of the Company to Level 2 Best Corporate Governance Practices for BOVESPA, and while said contract is in force, the Company and its administrators should, at least once a year, hold a public meeting with analysts and any other interested parties, to disclose information with respect to its respective economic-financial situation, projects and perspectives.

Article 17 - The General Meeting is responsible for establishing the total or individual remuneration of the members of the Board of Directors and the Executive Management Board. In the event that the remuneration is established globally, that amount will be apportioned among the members of the Board and among the Directors upon a resolution made by the Board of Directors.

Article 18 - An administrative guarantee must essentially be rendered in order to hold an administrative position.

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Article 19 - The members of the Board of Directors and the members of the
Executive Management Board are prohibited from using the company name in transactions or on documents that are beyond the Company's scope of interest.

                        SECTION TWO - BOARD OF DIRECTORS

Article 20 - The Board of Directors will be comprised of eight (8) members, all shareholders, elected by the general meeting, who may be removed from their positions at any time, for a unified mandate of one (1) year, and reelection to the post will be allowed. The general meeting will also appoint a Chairman and Vice-Chair from among them.

Article 21 - The Vice-Chair of the Board of Directors should substitute the Chairman upon an absence or impediment thereof, as well as in the event that the position of Chairman of the Board of Directors is vacant.

Article 22 - In the event of a vacancy, whereby the number of Officers falls short of the number established in these by Bylaws, a General Meeting should be called for an election to fill the vacant positions. The mandate of the Officers elected under these conditions will end along with the other Officers.

Article 23 - The Board of Directors will ordinarily meet once a month, and extraordinarily when summoned by the Chairman, by the Vice-Chairman, or by any 2
(two) officers, upon written notice, at least 3 (three) days in advance, through registered letter or other written means, with a brief description of the agenda, and the Officer present at this meeting will be considered as having been formally summoned.

Paragraph One - Officers may participate in Board of Director meetings through conference calls or video conferencing.

Paragraph Two - Irrespective of the summoning formalities, when all members appear at a meeting, it will be considered as having been formally summoned.

Paragraph Three - Meetings of the Board of Directors will be formally commenced if at least 6 (six) of the members are present, obeying the special conditions established in the Shareholders Agreement, filed at the company headquarters.

Paragraph Four - Every member of the Board of Directors has the right to one vote on the resolutions of that Board, and the Chairman, in addition to his own personal vote, also has the tie-breaking vote.

Paragraph Five - The matters submitted for the appreciation of the Board of Directors will be approved through a favorable vote of at least 5 (five) members of the Board, obeying the special conditions established in the Shareholders agreement, filed at the company headquarters.

Paragraph Six - The decisions adopted during the meetings of the Board of Directors will be formalized and validated once the minutes have been registered in the Board of Director Meeting Minutes books, and a mechanical system may be used for such a purpose.

Article 24 - Within its legal and statutory attributes, the Board of Directors is exclusively responsible for the following:-

     (I)  to establish the general direction of company business;-

     (II) to elect and to dismiss the Directors of the Company, establishing their positions and their attributions, and to apportion among them the global remuneration established by the General Meeting;-

     (III) to oversee the management of the Directors and other managers in general, examining, at any time, the Company papers and books, requesting information on contracts that have been

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          executed or are in the process of being executed, as well as any other acts of interest to the Company;-

     (IV) to authorize ad referendum of the General Ordinary Meeting to approve the accounts for the fiscal year, the payment of dividends and intermediary dividends or inserted dividends;-

     (V) to render an opinion on administrative reports and the accounts of the Executive Management;-

     (VI) to chose and dismiss independent auditors;-

     (VII) to resolve and to authorize the registration of the company and/or securities with the respective agencies, seeking the public placement of the company's securities;-

     (VIII) to resolve and to authorize the issuance, repurchase, amortization and/or redemption of shares, debentures, pledges or mortgages, promissory notes and any other deeds or securities for public placement;-

     (IX) to resolve and to authorize the Company's participation in other companies and in consortiums, in the air transportation sector, pursuant to article 3 of these Bylaws;-

     (X) to authorize the acquisition of Company shares to remain in the treasury, observing the legal limits, and without limitation to the obligatory dividend;-

     (XI) to approve the annual business budgetary plans and development budgetary plans for the Company and for its holdings;-

     (XII) to approve the internal administrative processes and procedures for the Company and its holdings;-

     (XIII) to approve any financial operations and agreements that imply liabilities for the Company's assets and rights, if not anticipated in the annual business budgetary plan or in the development budgetary plan;-

     (XIV) to approve the opening and closing of affiliates offices, agencies or establishments for the Company, if not anticipated in the annual business budgetary plan or in the development budgetary plan;-

     (XV) to approve the use of any brand, name or symbol that represents the name, company name, business name or figurative name of any of the shareholders;-

     (XVI) the acquisition or concession to third parties of any permit or any other brand, patent or industrial and intellectual property, including know how;-

     (XVII) to approve the transfer, assignment of use, rental, lease or onus of any asset held by the Company that is not anticipated in the annual business budgetary plan or in the development budgetary plan, and that jointly or separately represents an amount equal to or greater than R$ 300,000.00 (three hundred thousand reais);-

     (XVIII) the execution of contracts or agreements not anticipated in the annual business budgetary plan or in the development budgetary plan in an amount greater than R$ 2,000,000.00 (two million reais), or the validity period for which exceeds 12 (twelve) months;-

     (XIX) to approve the execution or modification of any contract or agreement by the Company that is not anticipated in the annual business budgetary plan or in the development budgetary plan, the amount of which exceeds R$ 2,000,000.00 (two million reais);-

     (XX) to approve the commencement by the Company of any legal and/or administrative process, and the negotiations relative to any legal or administrative process that involves the Company, that is not anticipated in the annual business budgetary plan or in the development

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     budgetary plan, wherein the value in question is greater than R$
     2,000,000.00 (two million reais);-

(XXI) to approve the alteration of any document or subject that has been subject to prior approval by the Board of Directors;-

(XXII) to approve any payment, expense or investment that is not anticipated in the annual business budgetary plan or in the development budgetary plan, which is greater than the amount established for that purpose by R$ 2,000,000.00 (two million reais);-

(XXIII) to approve the execution of any contracts: (a) between the Company and the Controlling Shareholder, directly or through third parties, as well as with other companies where the Controlling Shareholders hold interest, and
     (b) between the Company and any of its shareholders or companies wherein the shareholder or the Company holds representative interest of 5% (five percent) or more in the company capital, and in any of these cases, the members of the Board of Directors will have the right to request, in advance and in a timely manner, that an independent appraisal be performed by a specialized company, which should verify and, if such is the case, revise the terms and conditions of the proposed contract, and its compliance with market conditions and practices ("arm's length");-

(XXIV) to formulate and approve the vote to be entered by the Company at general company meetings that the Company participates in;-

(XXV) to resolve on any matter that is not expressly regulated in these Bylaws;-

(XXVI) to prepare a list in triplicate to be sent to the General Company Meeting, with the name of specialized companies that may be chosen to deterrmine the economic value of the Company; and-

(XXVII) the institution of Committees and the establishment of the respective systems and authority limits.

Article 25 - The Chairman of the Board of Directors and the Vice Chairman of the Board of Directors should, jointly or individually: (a) call the meetings of the Board of Directors to order and preside over them when present; (b) summon the general meetings, and the Chairman should preside over them when present, and upon his absence, the Vice Chairman should preside over them; (c) certify that the law, the company bylaws and the resolutions of the Board of Directors are fulfilled on the administration of the Company.

                   SECTION THREE - EXECUTIVE MANAGEMENT BOARD.

Article 26 - The Executive Board is comprised of at least 04 (four) and at the most 08 (eight) members, be them shareholders or not, residing in Brazil, elected by the Board of Directors, where there will be one President, one Financial Director, who will also jointly hold the position and responsibilities of the Investor Relations Director, and the other Directors will have no specific designations.

Paragraph One - The mandate of the Directors is for 3 (three) years, and reelection to their positions is allowed.

Paragraph Two - The Executive Management Board will meet whenever summoned by the President, acting on his or her own initiative or at the request of any member of the Executive Management.

Paragraph Three - The meetings of the Executive Management will occur upon the presence of the majority of its members.

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Paragraph Four - The resolutions of the Board will be adopted by a majority vote of its members, and the respective minutes will be drawn up for the meetings, which will be registered in the Meeting Minutes Book of the Executive Management Board.

Article 27 - In the event of momentary impediments or absences, each one of the Directors will be substituted by another Director chosen by the Executive Management Board.

Article 28 - In the event of a definitive impediment, withdrawal or vacancy of the President's position, the Board of Directors should, within at the most 30 (thirty) days, elect a substitute to serve out the rest of the President's term.

Article 29 - In the event of a vacancy of a position of an Executive Management Board member, which implies a reduction of the number of Executive Management Board members to less than four, the Board of Directors will elect a substitute with a mandate that coincides with that of the members of the Executive Management Board who are serving out their mandates.

Article 30 - In compliance with what is set forth in Article 24 of these Bylaws, any two members of the Executive Management Board should jointly perform all of the acts of the ordinary administration of Company business, especially the following:-

     (I) to represent the Company in or out of Court, according to what is provided for in paragraphs 1 and 2 of this article;-

     (II) to execute contracts of any nature, to acquire, assign or burden properties, contract loans and grant guarantees of any kind, in compliance with the provision of these Bylaws and the relevant legislation, as well as the limits established by the Board of Directors;-

     (III) to name ad judicia and ad negotia attorneys in fact, establishing the term for their mandates, which in the case of ad negotia power of attorney may not be greater than one year;-

     (IV) to open and use bank accounts, to issue and endorse checks and promissory notes; to issue and endorse trade notes and bills of exchange; to endorse warrants, proofs of deposit and bills of lading, respecting the provisions of these Bylaws and the limits established by the Board of Directors;-

     (V) to hire and dismiss employees, as well as establishing their duties and salaries;-

     (VI) to submit the financial statements required by law to the General Meeting, as well as the proposal for the destination of the income for the fiscal year, after the opinion of the Board of Directors and the Fiscal Council have been proffered, if the latter is operational;-

     (VII) to receive and grant clearance, to transact, to renounce rights, to desist, to sign commitment forms, obeying the limits of these Bylaws and) relevant legislation, as well as the limits established by the Board of Directors;-

     (VIII) to practice all acts of management necessary to achieve the corporate purposes;-

     (IX) to manifest the Company's vote on general meetings of companies in which the Company holds interest, in accordance with the guidelines established in advance by the Board of Directors;-

     (X) to maintain all of its operations and transactions registered separately, reflecting all of the transactions and negotiations;-

     (XI) to insure and maintain appropriately insured, using a well known insurance company, all of the Company's assets that may be insured, against all risks with respect to what companies that perform equal or similar activities generally protect through the use of insurance, seeking full indemnification for the replacement value of the asset;-

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     (XII) to prepare and to provide to every member of the Board of Directors, in the shortest period of time possible, and under any circumstances, within 2 (two) months after the end of each fiscal year for the
          Company: i) the profits and losses accounts, duly audited (and consolidated, if such is the case), statements of origin and applications of Company funds referring to that fiscal year; and ii) the balance sheet for the Company corresponding to the closing of the fiscal year in question, duly audited (and consolidated, if such is the case); and-

     (XIII) immediately following receipt thereof, to provide to each member of the Board of Directors a copy of all of the other reports, including letters, which relate to the administration of the Company, submitted to it by the auditors relative to any audits, be them annual, intermediary or special, from the Company books, as performed by those auditors.

Paragraph One - The Company may further be represented by one member of the Executive Management Board together with one attorney in fact, or by two attorneys in fact, which will always necessarily require two signatures, within the limits established for the powers granted in the respective powers of attorney.

Paragraph Two - The company may further be represented by a single member of the Executive Management Board or by a single attorney in fact, in the event that any one of them has been formally appointed by the Executive Management Board for this purpose, with the intent of appearing before governmental offices or agencies and in general meetings of companies in which the Company holds interest, or further in the cases of depositions and as an agent in hearings.

                          CHAPTER VI - FISCAL COUNCIL.

Article 31 - The Company has a Fiscal Council, which does not operate permanently, comprised of 05 (five) effective members and 5 (five) substitute members, which will only be installed upon the resolution of the General Meeting, under the cases set forth by law.

Sole Paragraph - The General Meeting that resolves to install the Fiscal Council should also elect its members and establish their respective remuneration.

 CHAPTER VII - FISCAL YEAR, FINANCIAL STATEMENTS AND PROFIT AND LOSS STATEMENTS.

Article 32 - The fiscal year will coincide with the calendar year. When the fiscal year is closed, the Executive Management Board will have the financial statements prepared, sending them along with a profit distribution plan to the Board of Directors, which in turn will submit the statements to the general meeting.

Paragraph One - The Board of Directors may order the preparation of trial balance sheets in shorter periods of time, including, without limitation, semester trial balance sheets, and to approve the distribution of intermediary dividends based on profits verified, or, further, to approve the distribution of intermediary dividends, in both cases, ad referendum of the General Meeting of the Company.

Paragraph Two - The amount paid or credited for interest on the company's own capital pursuant to article 9, paragraph 7 of Law no. 9.249/95, and the relevant legislation and regulations, may be imputed to the obligatory dividend.

Paragraph 3 - Intermediary dividends should always be credited and considered as an advance on the obligatory dividend.

Article 33 - Any accumulated losses and provisions for taxes or social contributions will be deducted from the results of each fiscal year prior to any distribution of profits.

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Sole Paragraph - On the remaining profit found pursuant to the introduction of this article, the administrators and employees' interest will be calculated upon a proposal by the Board of Directors,, in compliance with the legal provisions.

Article 34 - Verifying the profits for the fiscal year, and once the necessary legal deductions are made, as well as those of the previous article, the profit obtained should have the following destination:-

     (a) 5% (five percent) of the net profit should be used to constitute a legal reserve fund, up to the limit of 20% (twenty percent) of the company capital;-

     (b) 25% (twenty-five percent) of the balance of the net profits for the fiscal year, after the deduction that is covered in letter (a) above is made, and adjusted pursuant to article 202 of Law no. 6.404/76, for distribution of the annual obligatory dividend for the shareholders;-

     (c) Whenever the amount of the obligatory dividend exceeds the realized portion of the net profit for the fiscal year, the administration may propose, and the General Meeting may approve, to earmark the excess for the constitution of a profits reserve to realize, pursuant to article 197 of Law no. 6.404/76; and-

     (d) The remaining balance will have the destination determined for it by the General Meeting, based on the proposal formulated by the Board of Directors.

Sole Paragraph - Upon the resolution of the Board of Directors, dividends may be declared and paid on the accumulated profits account or existing profits reserve, ad referendum of the General Meeting.

Article 35 - The dividends attributed to shareholders that are not taken will not incur interest and will not be liable to monetary adjustments and will be returned to the Company once a deadline has expired of three (3) years after being attributed to the shareholder.

                           CHAPTER VIII - LIQUIDATION.

Article 36 - The Company will be liquidated in the event of the occurrence of the events established by law, and the general meeting will determine the liquidation method to be employed, and it will also be responsible for electing the liquidator, and the Fiscal Council will be operational during the entire liquidation period.

CHAPTER IX - ASSIGNMENT OF CONTROL, CANCELLATION OF THE CORPORATION AND TERMINATION OF THE SPECIAL BEST CORPORATE GOVERNANCE PRACTICES.

Article 37 - The assignment of shareholder control of the Company, either through a single operation or through successive operations, should be contracted under either a preceding or terminating condition, wherein the party acquiring control undertakes to formulate, within 90 (ninety) days from the date that the respective document is executed, the public offering for the acquisition of all of the shares of the other shareholders of the Company under the same terms and conditions agreed to with the assigning party for the shares under their control block, obeying the provision set forth in article 8, letter
(b) of these Bylaws.

Article 38 - The public offer referred to in the previous article should also be performed:-

     (a) in the event that there is an onerous assignment of subscription rights and other securities or rights related to securities that may be converted into shares, which comes as a result of the assignment of control in the Company; and -

     (b) in the event of the assignment of control of the controlling shareholder of the Company, and in this case, the assigning controller will be bound to declare to the Stock Exchange of Sao Paulo - BOVESPA, the amount attributed to the Company on the assignment, and to attach the documentation that proves it.

Article 39 - The party that already held shares in the Company and that comes to acquire shareholder control power, as a result of a private share purchase agreement executed with the controlling shareholder, involving any number of shares, will be obliged to:-

     (a) formalize the public offer referred to in article 38 of these Bylaws; and-

     (b) to indemnify shareholders from whom they have purchased shares on the stock exchange in the 6 (six) months prior to the date that Company control was transferred, and it should pay them any difference between the price paid for the shares that represent control and the amount paid on the stock exchange for the shares of the Company during this same period, duly adjusted through the moment of a payment.

Article 40 - The Company will not register any transfer of shires under the following circumstances:-

I- to shareholders who acquire Controlling Power, until they sign the Consent Form to the Regulation for Special Corporate Governance Practices - Level 2, as well as the Consent Form for the Regulations of the Arbitration Chamber for the Market;-

II- for shareholders who become proprietors of 5% or more of shares with the right to vote on shares issued by the Company until this shareholder signs the Consent Form to the Regulation of the Arbitration Chamber for the Market, and the signing of said form will be dispensed with when the acquisition of the shares results from the participation of the shareholder in a public distribution process or negotiation on the stock exchange.

Article 41 - The Company will not register at its head offices any Shareholder Agreement that sets forth on the exercise of Controlling Power unless its signatories have signed the Consent Forms referred to in item I of Article 40.

Article 42 - Upon the public offer of share acquisitions to be performed by the Company or by the controlling shareholder for the cancellation of the corporate status of the Company, or to discontinue the special Level 2 Best Corporate Governance practices on the Sao Paulo Stock Exchange - BOVESPA, the minimum price to be offered should be calculated based on the economic value of the shares determined in the appraisal report.

Article 43 - The appraisal report mentioned in the previous article should be prepared by a specialized company with proven experience, completely independent from the Company, its administrators and controllers, and the report should also satisfy the requirements of paragraph one of article 8 of Law no. 6.404/76 and contain the responsibility provided for in paragraph six of the same article of said law.

Paragraph One - The choice of the specialized company responsible for assessing the economic value of the Company is the responsibility of the General Meeting, based on the presentation by the Board of Directors of a list presented in triplicate, and the respective resolution thereupon should be made by absolute majority of votes on shares in circulation, as made in the General Meeting that is called to resolve on the subject, and votes left blank will not be counted, and each share, irrespective of its type or class, will be granted the right to one vote on this resolution.

Paragraph Two - The Controlling Shareholder will bear the costs for the preparation of the appraisal report.

                        CHAPTER X - SOLUTION OF DISPUTES.

Article 44 - Any and all disputes or controversies between the Company, its shareholders, administrators and members of the Fiscal Council of the Company, among themselves or between the Company and BOVESPA and/or the other Companies registered at the BOVESPA Level 2, and that are related to the interpretation and application of the provisions set forth in these Bylaws, of Law no.

6.404/76, for the Agreement to Adopt Special Corporate Governance Practices - Level 2 for BOVESPA, if applicable, or the norms issued by the National Monetary Council, Brazilian Central Bank and Securities Exchange Commission, as well as the other norms on the capitals market, should be definitively settled through arbitration, pursuant to the Regulation of the Arbitration Chamber for the Market, ("Arbitration Regulation") established for the Stock Exchange of Sao Paulo - BOVESPA.

Sole Paragraph - Brazilian law will be exclusively applicable to the merit of any and all dispute, as well as the performance, interpretation and validity of this commitment clause. The City of Sao Paulo will be the location where the arbitration will take place, which should be performed in Portuguese. Arbitration should be administered by the Arbitration Chamber for the Market itself, which should be conducted and judged by a single arbiter or arbitration tribunal comprised of three arbiters, in accordance with the relevant provisions of the Arbitration Regulation.

I do hereby certify that the Bylaws transcribed above were consolidated and approved by the Extraordinary General Meeting and Special Preferred Shareholders Meeting held on May 16, 2005.


Signed: [Illegible signature].
        -----------------------------
Name: Fabiana Borges Vilhena.
Position: Secretary.

All pages of the document contain the drilled stamp of JUCBSP - the Board of Trade of the State of Sao Paulo, dated 5/24/2005.

All pages of the document, save the last, bear a set of illegible initials in the lower right-hand corner.

The first page of the document bears a stamp bearing a word that translates as:
"Commission".

There was nothing further in this document, which I am returning together with this translation, which I have checked, acknowledged and signed and to which I attest.

Sao Paulo, June 10th, 2005.